UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 19, 2015

ULURU Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-49670	41-2118656
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4452 Beltway Drive
Addison, Texas 75001
(Address of principal executive offices) (Zip Code)

(214) 905-5145
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Change of Chairman of the Board

As of November 19, 2015, the Board of Directors (the “Board”) of ULURU Inc. (the “Company”) has appointed Bradley J. Sacks to serve as the Chairman of the Board of Directors.  Mr. Sacks has served as a Director of the Company since July 2015.

Change of Chief Executive Officer

On November 19, 2015, Kerry P. Gray resigned as the President and Chief Executive Officer of the Company.  Mr. Gray continues to serve as a director of the Company.

Helmut Kerschbaumer has been appointed to serve as Interim President and Chief Executive Officer.  Mr. Kerschbaumer has served as a member of the Board since January 2013 as a result of his appointment to serve on our Board as a designee of IPMD GmbH.  Currently, Mr. Kerschbaumer is a director of Altrazeal AG, Altrazeal Trading GmbH (“Altrazeal Trading”), and managing director of Melmed Holding AG, each being an international pharmaceutical licensing and distribution company involved in the distribution of Altrazeal®.  Prior to co-founding IPMD GmbH in 2012, Mr. Kerschbaumer co-founded Melmed Holding AG in 1998 to acquire pharmaceutical product rights.  Mr. Kerschbaumer served as Chief Financial Officer of Meldex International PLC, a company listed on the Alternative Investment Market, from 2008 until 2009.  Prior to that, Mr. Kerschbaumer served in various capacities with Melbrosin International GmbH from 1993 until 2008.  Mr. Kerschbaumer served as Chief Executive Officer of Moden Muller GmbH & Co. from 1989 until 1993.

Currently, the Company is party to License and Supply Agreements with Altrazeal Trading, Altrazeal AG, and Melmed Holding AG for the marketing and distribution of Altrazeal in various international territories.  For the year ended December 31, 2014 the Company recorded revenues of approximately $802,000 from Altrazeal AG, Altrazeal Trading and Melmed Holding AG, which represented approximately 93% of our total revenues.  As of December 31, 2014, such entities had an outstanding net accounts receivable of approximately $798,000, which represented approximately 99% of our net outstanding accounts receivables.

On May 12, 2015, we entered into a Binding Term Sheet (the “Term Sheet”) with IPMD GmbH and Firnron Ltd., a Cypriot limited liability company (collectively, the “Seller”) related to our purchase of all of the share capital of Altrazeal Trading. Altrazeal Trading is the distributor of Altrazeal® transforming powder dressing in European Union, Australia, New Zealand, Middle East (excluding Jordan and Syria), North Africa, Albania, Bosnia, Croatia, Kosovo, Macedonia, Montenegro, and Serbia.  On July 13, 2015, we entered into an amendment to the Term Sheet.  Pursuant to the Term Sheet, as amended, the purchase price will be composed of 3,150,000 Euro for the purchase of the share capital of Altrazeal Trading and 88,834 Euro for the purchase of product inventory.  The purchase price is subject to certain adjustments and may be paid in common stock, provided that, subject to limits on registered secondary offerings, we register the resale of such common stock.  We are in discussions regarding potentially restructuring the transaction contemplated by the Term Sheet, as revised, as a purchase by the Company of selected license and distribution rights held by Altrazeal Trading and the offset of certain accounts receivable and accounts payable amounts incurred during 2015.  We expect at least a portion of the transaction to close by the end of 2015.

Item 7.01 Regulation FD Disclosure

On November 20, 2015, the Company issued a press release relating to the change in management described above. A copy is filed herewith as Exhibit 99.1.

The information set forth in this Item 7.01 and Exhibit 99.1 attached hereto is intended to be furnished and shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description
99.1	Press Release issued by ULURU Inc., dated November 20, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ULURU Inc.

Date: November 20, 2015	By:	/s/ Terrance K. Wallberg
Terrance K. Wallberg
Vice President and Chief Financial Officer